THE NEW YORK TIMES COMPANY
2020 INCENTIVE COMPENSATION PLAN
2026–2030 PERFORMANCE AWARD AGREEMENT
This 2026-2030 Performance Award Agreement (the “Agreement”) is made and entered into as of February 26, 2026 (the “Grant Date”) between The New York Times Company, a corporation organized under the laws of the State of New York (collectively with its subsidiaries, the “Company”), and Meredith Kopit Levien (the “Participant”) pursuant to The New York Times Company 2020 Incentive Compensation Plan, as it may at any time hereafter be supplemented, modified, amended or restated (the “2020 Incentive Plan”). The Compensation Committee of the Company’s Board of Directors (the “Committee”) shall administer the Performance Award in accordance with the 2020 Incentive Plan. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the 2020 Incentive Plan.
1.    General. Subject to the terms and conditions set forth in this Agreement and the 2020 Incentive Plan, the Committee hereby grants to the Participant a Performance Award (“Performance Award”) for the Performance Period. The Performance Award represents the right to receive Shares on a future date based upon the achievement of financial performance goals based on Company TSR Percentile, Adjusted Operating Profit and Total Revenue over the Performance Period and continued employment, on the terms and conditions set forth in this Agreement and in the 2020 Incentive Plan, the applicable terms, conditions and other provisions of which are incorporated by reference herein (collectively, the “Award Documents”). A copy of the 2020 Incentive Plan and the documents that constitute the “Prospectus” for the 2020 Incentive Plan under the Securities Act of 1933, as amended, have been made available to the Participant. In the event there is an express conflict between the provisions of the 2020 Incentive Plan and those set forth in any other Award Document, the terms and conditions of the 2020 Incentive Plan shall govern.
The terms and conditions contained herein may be amended by the Committee as permitted by the 2020 Incentive Plan; none of the terms and conditions of the Performance Award may be amended or waived without the prior approval of the Committee. All decisions and determinations made by the Committee relating to the Performance Award shall be final and binding on the Participant, her beneficiaries and any other person having or claiming an interest under the 2020 Incentive Plan.

2.    Performance Award.
(a)    Allocation of Performance Award.

The Total Performance Award Value:	$6 million
Share Target (based on Total Stockholder Return) (described in Section 2(b) below):	$2.4 million (i.e., 40% of the Total Performance Award Value)
Share Target (based on Adjusted Operating Profit) (described in Section 2(c) below):	$1.8 million (i.e., 30% of the Total Performance Award Value)
Share Target (based on Total Revenue) (described in Section 2(d) below):	$1.8 million (i.e., 30% of the Total Performance Award Value)

(b)    Company TSR Percentile.
The Participant will be entitled to a payout of a percentage of the applicable Share Target (based on Total Stockholder Return) based on the achievement of Company TSR Percentile for the Performance Period measured against the Total Stockholder Return performance metrics determined by the Committee concurrent with the approval of this Performance Award; provided that
●    no payout will be made for an achievement that is less than the threshold performance level;
●    payouts will be interpolated for Company TSR Percentiles between threshold and maximum performance levels; and
●    if the Company TSR is negative during the Performance Period, payout will be capped at 100% of the Share Target (based on Total Stockholder Return).
(c)    Adjusted Operating Profit.
The Participant will be entitled to a payout of a percentage of the applicable Share Target (based on Adjusted Operating Profit) based on the Company’s Adjusted Operating Profit during the Performance Period measured against the Adjusted Operating Profit performance metrics determined by the Committee concurrent with the approval of this Performance Award; provided that:
●    no payout will be made for an achievement of less than the threshold level of performance; and
●    payouts will be interpolated for achievements between performance levels.
(d)    Total Revenue.

The Participant will be entitled to a payout of a percentage of the applicable Share Target (based on Total Revenue) based on the Company’s Total Revenue during the Performance Period measured against the Total Revenue performance metrics determined by the Committee concurrent with the approval of this Performance Award; provided that:
●    no payout will be made for an achievement of less than the threshold level of performance; and
●    payouts will be interpolated for achievements between performance levels.
(e)    The Committee may in its discretion reduce the number of Shares to be paid out with respect to the Performance Award.
3.    Service Periods; Payout.
(a)    Subject to Section 4 and Section 5 below, the Participant must remain employed by the Company through the Final Service Date in order to be eligible to receive the Shares.
(b)    Within a reasonably practicable time following the applicable Vesting Date, but in no event later than (i) 60 days following the applicable Vesting Date or (ii) in the case of Section 4(c)(i), March 15, 2029, the number of Shares to which the Participant is entitled, net of the number of Shares necessary to satisfy applicable withholding taxes, will be transferred to an account held in the name of the Participant by the Company’s independent stock plan administrator and the Participant will receive notice of such transfer.
4.    Termination of Performance Award; Forfeiture. The Performance Award will be treated as described below upon the termination of the Participant’s employment with the Company.
(a)    Resignation by the Participant or Termination by the Company for Cause: Upon a resignation by the Participant or termination of the Participant’s employment by the Company for Cause, in any case prior to the Final Service Date, the Performance Award will be forfeited, and the Participant will not have any right to delivery of Shares under this Agreement.
(b)    Termination by Reason of Death, Disability:
(i)    In the event of the Participant’s termination of employment on account of the Participant’s death or Disability during the Performance Period, the Participant (or the Participant’s Beneficiary, in the event of death) will be entitled to receive a number of Shares based on the target Total Performance Award

Value, and such shares shall vest on the date of the Participant’s death or Disability.
(ii)    In the event of the Participant’s termination of employment on account of the Participant’s death or Disability following the end of the Performance Period and prior to the Final Service Date, the Participant (or the Participant’s Beneficiary, in the event of death) will be entitled to receive the number of Shares that the Committee determined on the Measurement Date would become payable based on the Company’s actual performance over the Performance Period, and such shares shall vest on the date of the Participant’s death or Disability.
(c)    Termination by the Company without Cause:
(i)    In the event that the Participant’s employment is terminated by the Company without Cause during the Performance Period, the Participant will be entitled to receive a pro rata portion of the Shares that would have been delivered had the Participant remained employed by the Company through the Final Service Date, equal to the number of Shares that the Committee determines on the Measurement Date would have become payable based on the Company’s actual performance over the Performance Period, multiplied by a fraction, the numerator of which is the number of days during the Service Period that the Participant is considered to be an active employee as determined by the Company, and the denominator of which is 1,462 (i.e., the number of calendar days in Service Period) (such pro-rata portion, the “Termination Payout”). The Termination Payout shall vest on the last day of the Performance Period.
(ii)    In the event that the Participant’s employment is terminated by the Company without Cause following the end of the Performance Period and prior to the Final Service Date, the Participant will be entitled to receive the Termination Payout, which shall vest on the date of the Participant’s termination of employment.
5.    Change in Control.
(a)    In the event a Change in Control occurs during the Performance Period, the Participant shall be entitled to delivery of a number of Shares equal to the CIC Share Amount (such Shares, the “CIC Shares”) in accordance with this Section 5(a); provided that, except as set forth in subsections (v) and (vi) below, the Participant remains actively employed by the Company through the Final Service Date.

(i)    The Performance Period shall be deemed to have ended on the date of the Change in Control (the Performance Period, as so shortened, the “Adjusted Performance Period”).
(ii)    The “CIC Share Amount” shall be calculated in accordance with Section 2 above based on actual results achieved during the Adjusted Performance Period, except (w) the Adjusted Operating Profit target amount determined by the Committee shall be reduced to the product of (1) such Adjusted Operating Profit target amount and (2) the CiC Fraction, and (x) the Total Revenue target amount determined by the Committee shall be reduced to the product of (1) such Total Revenue target amount and (2) the CiC Fraction. Except as provided in Section 5(a)(iii) below, the CIC Share Amount shall not be less than 100% of each of the Participant’s Share Target (based on Total Stockholder Return), the Participant’s Share Target (based on Adjusted Operating Profit) and the Participant’s Share Target (based on Total Revenue). The CIC Share Amount shall be further subject to the limitations set out in Section 5(a)(iii) below.
(iii)    In no event shall the CIC Share Amount based on Company TSR Percentile exceed the Participant’s Share Target (based on Total Stockholder Return) if the Company TSR is negative during the Adjusted Performance Period.
(iv)    “CiC Fraction” shall mean a fraction, the numerator of which is the number of days during the period from the beginning of the Performance Period until the date of the Change in Control and the denominator of which is 1,096 (i.e., the number of calendar days in the Performance Period).
(v)    Termination without Cause or for Good Reason. If the Participant’s employment is terminated by the Company without Cause or the Participant terminates employment for Good Reason, prior to the end of the Service Period and upon or within 12 months following a Change in Control, the CIC Shares shall vest on the date of the Participant’s employment termination.
(vi)    Termination Due to Death or Disability. In the event of the Participant’s death or Disability prior to the end of the Service Period and upon or within 12 months following a Change in Control, the Participant (or the Participant’s Beneficiary, in the event of death) will be entitled to receive the CIC Shares, which shall vest on the date of the Participant’s death or Disability.
(b)    In the event of a Change in Control following the end of the Performance Period but prior to the Final Service Date, if the Participant’s employment is terminated by the Company without Cause, the Participant terminates employment for Good Reason, or on account of the Participant’s death or Disability, the Participant will be entitled to receive the number of Shares that the Committee determined on the Measurement Date would become payable based on the Company’s actual performance over the Performance Period, and such shares shall vest on the date of the Participant’s employment termination.
(c)    Notwithstanding any provision of this Section 5, in the event of a Change in Control at any time, the Committee may determine that the CIC Shares shall be (i) converted to and payable in units with respect to shares or other equity interests of the acquiring company or its parent or (ii) payable in cash based on the Fair Market Value of the CIC Shares as of the Change in Control.
6.    Rights as a Stockholder; Dividend Equivalent Rights. The Participant will not have the rights of a stockholder of the Company with respect to Shares subject to the Performance Award until such Shares are actually delivered to the Participant. For the avoidance of doubt, a Performance Award does not entitle the Participant to payments equivalent to any dividends paid on the Company’s shares during the Performance Period.
7.    Clawback. The Performance Award, and Shares delivered upon the payout thereof, and any cash proceeds realized from the sale of such Shares will be subject to forfeiture or repayment to the Company pursuant to any “clawback” policy that the Company may have in place from time to time and are subject to any share trading policies and other policies that may be implemented by the Company from time to time.
8.    U.S. Federal, State and Local Income Tax Withholding. The Participant is solely responsible for the satisfaction of all taxes that may arise in connection with the Performance Award. The Shares, when delivered, will be taxable to the Participant (at their then fair market value) as ordinary income, subject to wage-based withholding and reporting. The Company will satisfy this withholding obligation by reducing the Shares (based on the fair market value) pro rata based on the respective amounts of Shares to which the Participant is entitled. For purposes of this paragraph, fair market value means the closing price of the Shares, as reported by the composite transaction reporting system for securities listed on the New York Stock Exchange (or such other national securities exchange on which the Shares may be listed at the time of determination), on the business day preceding the date on which payment is made.
9.    Choice of Law. The Performance Award and the Award Documents shall be governed by the laws of the State of New York, without giving effect to principles of conflict of laws, and construed accordingly.

10.    No Employment Right. Neither the grant of the Performance Award nor any action taken hereunder shall be construed as giving any employee or any Participant any right to be retained in the employ of the Company. Nothing contained in the Award Documents shall limit or affect in any manner or degree the normal and usual powers of management, exercised by the officers and the Board of Directors or committees thereof, to change the duties or the character of employment of any employee of the Company or to remove the individual from the employment of the Company at any time, all of which rights and powers are expressly reserved.
11.    No Assignment. A Participant’s rights and interest under the Performance Award may not be assigned or transferred, except as otherwise provided herein, and any attempted assignment or transfer shall be null and void and shall extinguish, in the Company’s sole discretion, the Company’s obligation under the Performance Award or the Award Documents.
12.    Unfunded Plan. Any shares or other amounts owed under the Performance Award shall be unfunded. The Company shall not be required to establish any special or separate fund, or to make any other segregation of assets, to assure delivery or payment of any earned amounts.
13.    Other Benefits. No amount accrued or paid under the Performance Award shall be deemed compensation for purposes of computing a Participant’s benefits under any retirement plan of the Company, nor affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the Participant’s level of compensation.
14.    Definitions.
(a)    “Adjusted Operating Profit” shall mean: (i) cumulative 2026-2028 revenues less (ii) total operating costs (excluding depreciation and amortization, severance, multiemployer pension plan withdrawal obligations and special items), with certain adjustments determined by the Committee concurrent with the approval of this Performance Award; provided that such amount may be further adjusted by the Committee to take into account such items as the Committee in its sole discretion determines to be appropriate.
(b)    “Average Fair Market Value” means the average of the “Fair Market Values” (as defined in the 2020 Incentive Plan) of a share of Class A Common Stock on each of the 20 trading days prior to and including the Grant Date.
(c)    “Beginning Average Price” means the average of the closing stock prices on each of the trading days in the 30-calendar-day period immediately preceding (but excluding) the first day of the Performance

Period, adjusted to reflect the assumed reinvestment of dividends or other distributions based on the closing stock price on the ex-dividend date.
(d)    “Company TSR” means the Company’s Total Stockholder Return for the Performance Period.
(e)    “Company TSR Percentile” means the percentile ranking of the Company TSR among the Total Stockholder Returns of each member of the Comparator Group for the Performance Period. Company TSR Percentile rank is determined by ordering the Comparator Group members (plus the Company if the Company is not one of the Comparator Group members) from highest to lowest based on Total Stockholder Return for the relevant Performance Period and counting down from the company with the highest Total Stockholder Return (ranked first) to the Company’s position on the list. If two companies are ranked equally, the ranking of the next company shall account for the tie, so that, e.g., if one company is ranked first, and two companies are tied for second, the next company is ranked fourth. After this ranking is determined, the Company TSR Percentile will be calculated using the following formula, where “N” is the total number of companies in the Comparator Group (including the Company whether or not the Company is not one of the Comparator Group members) and “R” is the Company TSR’s ranking in accordance with the above, without rounding:
Company TSR Percentile =

N - R	x100
N - 1
(f)    “Comparator Group” means each company included in the S&P 500 Stock Index on the first day of the Performance Period, the common stock (or similar equity security) of which is continually listed or traded on a national securities exchange from the first day of the Performance Period through the last trading day of the Performance Period, subject to the following adjustments:
(i) In the event a member of the Comparator Group files for bankruptcy or liquidates due to an insolvency (or experiences a similar event such as asset seizure by a government entity), or ceases to be publicly traded on a national securities exchange as a result of any involuntary failure to meet the listing requirements of such national securities exchange (but not including delisting as a result of any voluntary going private or similar transaction), such company shall continue to be treated as a Comparator Group member, and such company’s Total Stockholder Return performance shall be assumed as the lowest within the Comparator Group.
(ii) In the event of a formation of a new parent company by a Comparator Group member, substantially all of the assets and liabilities of which consist immediately after the transaction of the equity interests in the original Comparator Group member or the assets and liabilities of such Comparator Group member immediately prior to the transaction, such new parent company shall be substituted for the Comparator Group member to the extent (and for such period of time) as its common stock (or similar equity securities) are listed or traded on a national securities exchange but the common stock (or similar equity securities) of the original Comparator Group member are not.
(iii) In the event of a merger or other business combination of two Comparator Group members (including, without limitation, the acquisition of one Comparator Group member, or all or substantially all of its assets, by another Comparator Group member), the surviving, resulting or successor entity that is the accounting acquiror, as the case may be, shall continue to be treated as a member of the Comparator Group; provided that the common stock (or similar equity security) of such entity is listed or traded on a national securities exchange through the last trading day of the Performance Period.
(iv) In the event of a merger or other business combination of a Comparator Group member and another entity (including, without limitation, the acquisition of one party, or all or substantially all of its assets, by another party), (1) if the Comparator Group member is the accounting acquiror, it shall continue to be treated as a member of the Comparator Group; provided that the common stock (or similar equity security) of such entity is listed or traded on a national securities exchange through the last trading day of the Performance Period, and (2) if the non-Comparator Group member is the accounting acquiror, it shall not be treated as a member of the Comparator Group.
With respect to clauses (ii), (iii) and (iv) above, the applicable stock prices shall be equitably and proportionately adjusted to the extent (if any) necessary to preserve the intended incentives of the awards and mitigate the impact of the transaction.

(g)    “Disability” means the Participant’s total disability (as defined by the terms of The New York Times Companies Long-Term Disability Plan or any successor long-term disability plan, whether or not the Participant is a participant in such long-term disability plan).
(h)    “Ending Average Price” means the average of the closing stock prices on each of the trading days in the 30-calendar-day period immediately prior to and including the last day of the Performance Period, adjusted to reflect the assumed reinvestment of dividends or other distributions based on the closing stock price on the ex-dividend date.
(i)    “Final Service Date” means February 26, 2030.
(j)    “Measurement Date” means the date within the first two and a half months in the year immediately following the final year of the Performance Period on which the Committee certifies the performance of the Company over the Performance Period.
(k)    “Performance Period” means the three-fiscal-year period commencing January 1, 2026, and ending December 31, 2028.
(l)    “Service Period” means the four-year period between the Grant Date and the Final Service Date.
(m)    “Share Target (based on Total Stockholder Return)” means the number of Shares (rounded as necessary to the nearest whole number) to be determined as of the Grant Date by dividing the dollar amount specified in Section 2(a) as the Share Target (based on Total Stockholder Return) by the Average Fair Market Value.
(n)    “Share Target (based on Adjusted Operating Profit)” means the number of Shares (rounded as necessary to the nearest whole number) to be determined as of the Grant Date by dividing the dollar amount specified in Section 2(a) as the Share Target (based on Adjusted Operating Profit) by the Average Fair Market Value.
(o)    “Share Target (based on Total Revenue)” means the number of Shares (rounded as necessary to the nearest whole number) to be determined as of the Grant Date by dividing the dollar amount specified in Section 2(a) as the Share Target (based on Total Revenue) by the Average Fair Market Value.
(p)    “Total Performance Award Value” means the dollar amount specified in Section 2(a) as the Total Performance Award Value.
(q)    “Total Revenue” means cumulative 2026-2028 total revenues as reported in the Company’s audited financial statements; provided that such amount may be adjusted by the Committee to take into account such items as the Committee in its sole discretion determines to be appropriate.
(r)    “Total Stockholder Return” means (i) the Ending Average Price minus the Beginning Average Price, divided by (ii) the Beginning Average Price. Total Stockholder Return will be computed using the Microsoft Excel method.
(s)    “Vesting Date” means the Final Service Date, or such earlier date on which the Shares vest pursuant to Section 4 or Section 5.

The Participant hereby acknowledges that the Participant (a) accepts the Performance Award described in this Agreement, (b) agrees to be bound by the terms of the 2020 Incentive Plan, including this Agreement and (c) agrees that all the decisions and determinations of the Board or the Committee shall be final and binding on the Participant and any other person having or claiming a right under this Award.
[signature page follows]

IN WITNESS WHEREOF, the Participant and the Company have executed this Agreement effective as of the Grant Date.

The New York Times Company

By:	/s/ Rachel Glaser
Rachel Glaser
Presiding Director

The Participant:

By:	/s/ Meredith Kopit Levien
Meredith Kopit Levien